UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   DeForest, Robert "Duke"
   2351 South 2300 West
   Salt Lake City, Utah  84119
   USA
2. Issuer Name and Ticker or Trading Symbol
   Pen Interconnect, Inc.
   PENC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   Fiscal Year ended September 30, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                  |
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1.Title of Derivative   |2.Con   |3.    |4.  |5.Number of De |6.Date Exer  |7.Title and Amount|8.Price|9.Number  |10.|11.Nature of|
  Security              |version |Transaction| rivative Secu |cisable and  |  of Underlying   |of Deri|of Deriva |Dir|Indirect    |
                        |or Exer |Date  |Code| rities Acqui  |Expiration   |  Securities      |vative |tive      |ect|Beneficial  |
                        |cise Pr |      |    | red(A) or Dis |Date(Month/  |                  |Secu   |Securities|(D)|Ownership   |
                        |ice  of |      |    | posed of(D)   |Day/Year)    |                  |rity   |Benefi    |or |            |
                        |Deriva  |      |    |               |Date  |Expir |                  |       |ficially  |Ind|            |
                        |tive    |      |    |           | A/|Exer- |ation |Title and Number  |       |Owned at  |ire|            |
                        |Secu    |      |    |           | D |cisa- |Date  |of Shares         |       |End of    |ct |            |
                        |rity    |      |    |  Amount   |   |ble   |      |                  |       |Year      |(I)|            |
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Employee Stock Option   $1.38    022297 A    81,000      -   022297 022207 Common Stock  81,000         106,000(1) D
Employee Stock Option   $3.00    040197 A     5,000      -   (2)    040102 Common Stock   5,000          15,000(1) D
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Explanation of Responses:
(1) Includes Options granted in September, 1995 as earlier reported in Form 3 filed with the Commission.
(2) The option vests in five (5) equal annual installments beginning on April 1, 1997.
SIGNATURE OF REPORTING PERSON
/s/  Robert "Duke" DeForest
DATE
November 13, 1997